Exhibit 99.1

General Nutrition Centers, Inc. Reports

Third Quarter 2010 Results

PITTSBURGH, November 4, 2010 /PRNewswire/ – General Nutrition Centers, Inc. (“GNC” or the “Company”), a leading global specialty retailer of nutritional products, today reported its financial results for the quarter ended September 30, 2010.

For the third quarter of 2010, the Company reported net income of $26.8 million, a $7.3 million, or 37.2%, increase over net income of $19.5 million for the third quarter of 2009.  Net income as a percentage of revenue was 5.8% in the third quarter of 2010, compared to 4.5% in the third quarter of 2009.

For the third quarter of 2010, the Company reported consolidated revenue of $465.7 million, an increase of 8.1% over consolidated revenue of $430.8 million for the third quarter of 2009.  Revenue increased in the Company’s retail and franchise segments by 8.4% and 14.3%, respectively, and declined in the manufacturing/wholesale segment by 1.9%.  Same store sales improved 7.1% in domestic Company-owned stores, representing the 21st consecutive quarter of positive same store sales.

Earnings before interest, income taxes, depreciation, amortization and non-cash stock-based compensation (“Adjusted EBITDA”) for the third quarter of 2010 was $71.0 million, an $11.3 million, or 18.9%, increase over the Adjusted EBITDA of $59.7 million for the third quarter of 2009.  Adjusted EBITDA was 15.2% as a percentage of revenue in the third quarter of 2010, compared to 13.9% in the third quarter of 2009.

For the third quarter of 2010, the Company generated net cash from operations of $11.0 million, incurred capital expenditures of approximately $7.3 million, and paid approximately $0.4 million in principal on outstanding debt.  At September 30, 2010, the Company’s cash balance was $121.7 million.

In the third quarter of 2010, the Company opened 15 net new domestic Company-owned stores, 5 net new domestic franchise locations, 20 net new international franchise locations, and 11 net new franchise store-within-a-store Rite Aid locations, and closed 2 Company-owned stores in Canada.

Joe Fortunato, Chief Executive Officer, said, “I am pleased with the results of the third quarter, which represented  our 21st consecutive quarter of positive same stores sales growth at domestic, company owned stores.  Overall, our retail and our franchise businesses continued to drive revenue and adjusted EBITDA margin expansion.  In particular,  our strong brand, performance in the growth categories of Vitamins and Sports Nutrition, and science and innovation capabilities have enabled us to continue to offer differentiated premium products targeted at consumers focused on health and wellness as an integral part of their lifestyles.  The third quarter was also highlighted by the launch of our GNC Pets products line in PetSmart stores, which demonstrates our ability to effectively partner with other strong consumer companies and leverage our brand. “

For the first nine months of 2010, the Company reported net income of $78.3 million, a $21.4 million, or 37.6%, increase over net income of $56.9 million for the first nine months of 2009.  Net income as a percentage of revenue was 5.6% in the first nine months of 2010, compared to 4.4% in the first nine months of 2009.

For the first nine months of 2010, the Company reported consolidated revenue of $1,386.7 million, an increase of 6.4% over consolidated revenue of $1,303.1 million for the first nine months of 2009.

Revenue increased in the Company’s retail and franchise segments by 7.2% and 10.7%, respectively, and declined in the manufacturing/wholesale segment by 5.2%.  Same store sales improved 5.5% in domestic Company-owned stores in the first nine months of 2010 compared to the same period in 2009.

Adjusted EBITDA for the first nine months of 2010 was $209.9 million, a $29.8 million, or 16.5%, increase over the Adjusted EBITDA of $180.1 million for the first nine months of 2009.  Adjusted EBITDA was 15.1% as a percentage of revenue in the first nine months of 2010, compared to 13.8% in the first nine months of 2009.

For the first nine months of 2010, the Company generated net cash from operations of $97.6 million, incurred capital expenditures of approximately $21.0 million, and paid approximately $1.3 million in principal on outstanding debt.  Additionally, in March 2010, the Company declared and paid a dividend of $28.4 million to GNC Corporation, its direct parent.

In the first nine months of 2010, the Company opened 37 net new domestic Company-owned stores, 2 net new Company-owned stores in Canada, 94 net new international franchise locations, and 114 net new franchise store-within-a-store Rite Aid locations, and closed 12 net domestic franchise locations.

General Nutrition Centers, Inc., headquartered in Pittsburgh, Pa., is a leading global specialty retailer of nutritional products including vitamin, mineral, herbal and other specialty supplements and sports nutrition, diet and energy products. General Nutrition Centers, Inc. is an indirect wholly owned subsidiary of GNC Parent LLC, which was acquired by affiliates of Ares Management LLC and Ontario Teachers’ Pension Plan Board through a merger on March 16, 2007.

As of September 30, 2010, GNC has more than 7,100 locations, of which more than 5,500 retail locations are in the United States (including 897 franchise and 1,983 Rite Aid franchise store-within-a-store locations), and franchise operations in 45 countries.  The Company – which is dedicated to helping consumers Live Well – also offers products and product information online at www.gnc.com. GNC has scheduled a conference call and webcast to report its third quarter 2010 financial results on Thursday, November 4, 2010 at 11:00 am EDT.  To listen to this call, dial 1-866-468-1032 inside the U.S. and 1-832-445-1665 outside the U.S.  The conference identification number for all participants is 20903410.  A webcast of the call will also be available through the “About GNC” link on www.gnc.com through December 6, 2010.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain, and the Company may not realize its expectations and its beliefs may not prove correct.  GNC undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to our quarterly and annual filings with the Securities and Exchange Commission.

Adjusted EBITDA is a non-GAAP financial measure within the meaning of the Securities and Exchange Commission’s Regulation G. Management has included this information because it believes it represents a more effective means by which to measure the Company’s operating performance. This press release contains a reconciliation of the non-GAAP measure to the financial measure calculated and presented in accordance with GAAP which is most directly comparable to the applicable non-GAAP financial measure.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands)

(unaudited)

	Three months ended		Nine months ended

	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009

Revenue	$ 465,746	$ 430,798	$ 1,386,669	$ 1,303,111

Cost of sales, including costs of warehousing, distribution and occupancy	302,667	282,606	894,035	849,241
Gross profit	163,079	148,192	492,634	453,870

Compensation and related benefits	69,174	65,470	204,566	196,321
Advertising and promotion	10,643	11,043	40,219	40,177
Other selling, general and administrative	24,115	24,272	74,373	74,006
Foreign currency (gain) loss	(92)	6	(149)	(27)
Operating income	59,239	47,401	173,625	143,393

Interest expense, net	16,340	16,874	49,286	53,017

Income before income taxes	42,899	30,527	124,339	90,376

Income tax expense	16,114	11,002	45,994	33,440

Net income	$ 26,785	$ 19,525	$ 78,345	$ 56,936

	Three months ended		Nine months ended

	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009

Net income	$ 26,785	$ 19,525	$ 78,345	$ 56,936
Interest expense, net	16,340	16,874	49,286	53,017
Income tax expense	16,114	11,002	45,994	33,440
Depreciation and amortization	10,982	11,625	33,853	34,635
Non-cash stock-based compensation expense	800	718	2,376	2,062
Adjusted EBITDA	$ 71,021	$ 59,744	$ 209,854	$ 180,090

We define Adjusted EBITDA as net income before interest expense (net), income tax expense, depreciation, amortization and non-cash stock-based compensation. Management uses Adjusted EBITDA as a tool to measure operating performance of the business. We use Adjusted EBITDA as one criterion for evaluating our performance relative to our competitors and also as a measurement for the calculation of management incentive compensation. Although we primarily view Adjusted EBITDA as an operating performance measure, we also consider it to be a useful analytical tool for measuring our liquidity, our leverage capacity, and our ability to service our debt and generate cash for other purposes. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income, or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, as a measure of our profitability or liquidity.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2010	2009
Current assets:	(unaudited)
Cash and cash equivalents	$121,704	$75,089
Receivables, net	105,781	94,355
Inventories, net	396,788	370,492
Prepaids and other current assets	33,639	42,219
Total current assets	657,912	582,155

Long-term assets:
Goodwill, brands and other intangibles, net	1,493,793	1,499,123
Property, plant and equipment, net	192,816	199,581
Other long-term assets	19,997	22,743
Total long-term assets	1,706,606	1,721,447

Total assets	$2,364,518	$2,303,602

Current liabilities:
Accounts payable	$99,380	$95,904
Other current liabilities	111,964	103,683
Total current liabilities	211,344	199,587

Long-term liabilities:
Long-term debt	1,057,208	1,058,085
Other long-term liabilities	323,223	328,414
Total long-term liabilities	1,380,431	1,386,499

Total liabilities	1,591,775	1,586,086

Total stockholder’s equity	772,743	717,516

Total liabilities and stockholder’s equity	$2,364,518	$2,303,602

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Nine months ended
	September 30,	September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$78,345	$56,936

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	33,853	34,635
Amortization of deferred financing costs	3,499	3,330
Non-cash stock-based compensation	2,376	2,062
Other	8,638	17,075
Changes in:
Receivables	(10,707)	(6,762)
Inventory	(36,770)	(19,298)
Accounts payable	3,398	(21,025)
Other assets and liabilities	14,922	10,895
Net cash provided by operating activities	97,554	77,848

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(20,969)	(20,448)
Other	(278)	(1,560)
Net cash used in investing activities	(21,247)	(22,008)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend payment.	(28,384)	(13,600)
Payments on long-term debt	(1,341)	(19,973)
Other	-	(323)
Net cash used in financing activities	(29,725)	(33,896)

Effect of exchange rate on cash	33	308
Net increase in cash	46,615	22,252
Beginning balance, cash	75,089	42,307
Ending balance, cash	$121,704	$64,559

Segment Financial Data and Store Counts

Retail Segment – Company-owned stores in the U.S. and Canada as well as e-commerce

	Three months ended		Nine months ended
(unaudited)	September 30,		September 30,
$ in thousands	2010	2009	2010	2009

Revenue	$338,231	$311,933	$1,031,899	$962,587
Comp Store Sales - Domestic	7.1%	4.3%	5.5%	3.3%
Operating income	$47,670	$37,251	$147,248	$123,277

Franchise Segment – Franchise-operated domestic and international locations

	Three months ended		Nine months ended
(unaudited)	September 30,		September 30,
$ in thousands	2010	2009	2010	2009

Revenue	$76,980	$67,355	$222,625	$201,063
Operating income	$26,329	$22,486	$71,660	$61,243

Wholesale/Manufacturing Segment – Third-party contract manufacturing; wholesale and consignment sales with Rite Aid, www.drugstore.com, and PetSmart

	Three months ended		Nine months ended
(unaudited)	September 30,		September 30,
$ in thousands	2010	2009	2010	2009

Revenue	$50,535	$51,510	$132,145	$139,461
Operating income	$17,901	$18,854	$51,140	$54,072

Consolidated unallocated costs (a)

	Three months ended		Nine months ended
(unaudited)	September 30,		September 30,
$ in thousands	2010	2009	2010	2009

Warehousing and distribution costs	$(13,784)	$(13,441)	$(41,450)	$(40,458)
Corporate costs	$(18,877)	$(17,749)	$(54,973)	$(54,741)

(a)       Part of consolidated operating income

Consolidated Store Count Activity

	Nine months ended September 30, 2010
	Company-	Franchised stores
	owned (2)	Domestic	International	Rite Aid	Total

Beginning of period balance	2,832	909	1,307	1,869	6,917
Store openings (1)	73	25	165	127	390
Store closings	(34)	(37)	(71)	(13)	(155)
End of period balance	2,871	897	1,401	1,983	7,152

	Nine months ended September 30, 2009
	Company-	Franchised stores
	owned (2)	Domestic	International	Rite Aid	Total

Beginning of period balance	2,774	954	1,190	1,712	6,630
Store openings (1)	64	19	104	122	309
Store closings	(32)	(54)	(37)	(20)	(143)
End of period balance	2,806	919	1,257	1,814	6,796
(1) openings include new stores and corporate/franchise conversion activity
(2) including Canada

Contact:

Michael M. Nuzzo, Executive Vice President and CFO (412) 288-2029

SOURCE:	General Nutrition Centers, Inc.
Web site:	http://www.gnc.com/